FEE APPORTIONMENT AGREEMENT

THIS FEE APPORTIONMENT AGREEMENT (the “Agreement”) is made as of April 20, 2022, by and among: (1) Tributary Funds, Inc., a registered open-end management investment company organized as a Nebraska corporation having its principal place of business at 1620 Dodge Street, Omaha, NE 68197 (the “Company”), on behalf of the Tributary Short/Intermediate Bond Fund, the Tributary Small Company Fund, the Tributary Small/Mid Cap Fund, the Tributary Income Fund, the Tributary Balanced Fund and the Tributary Nebraska Tax-Free Fund, (each, a “Fund” and collectively, the “Funds”), (2) Tributary Capital Management, LLC, a Colorado limited liability company (“Tributary”), and (3) First National Advisers, LLC (“FNA,” together with Tributary and the Funds, the “Parties”).

Preliminary Statement

A. Tributary serves as investment adviser to the Funds, and FNA serves as sub-advisor to Tributary with respect to the Tributary Income Fund (the “Income Fund”), Tributary Short-Intermediate Bond Fund (the “Short-Intermediate Fund”), Tributary Nebraska Tax-Free Fund (the “Nebraska Tax-Free Fund” and the Tributary Balanced Fund (the “Balanced Fund”) together the “FNA Advised Funds”).

B. The Company, Tributary and Voya Institutional Plan Services, LLC (“Voya”) are parties to a Shareholder Services Agreement dated April 13, 2022 (“Shareholder Services Agreement”), under which Voya provides certain administrative services (“Administrative Services”) to each of the Funds in connection with Voya’s customers’ purchase of shares of the Funds (such shares owned by Voya customers, the “Shares”) through Voya’s platform.

C. In exchange for Voya’s performance of the Administrative Services, the Company and Tributary, as provided in the Shareholder Services Agreement, has agreed to pay Voya a fee in the amount of 0.25% (25 bps) of the aggregate daily net asset value of Institutional shares held in Omnibus Accounts at Voya. In addition, the Company and Tributary, has agreed to pay Voya a fee in the amount of 0.10% (10 bps) of the aggregate daily net asset value of Institutional Plus shares of the Balanced Fund, Tributary Small Company and Tributary Small/Mid Cap Equity Fund and 0.05% (5 bps) of the Income, Nebraska Tax-Free and Short/Intermediate Bond Fund held in Omnibus Accounts at Voya.

D. Tributary wishes to set forth the apportionment of the fee amongst the Company, Tributary and FNA. For purposes of clarification, the Company shall pay Voya directly for the portion of the fee payable from the Company, with Tributary being responsible to pay Voya the remaining amount as provided in this Agreement. This Agreement also sets forth the amounts to be paid to Tributary by FNA.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties agree as follows:

AGREEMENT

1. Responsibility of Fee. The amount due to Voya for the Institutional Class as contemplated in the Shareholder Services Agreement shall be paid by the Company as allowable under the Shareholder Servicing Fee in accordance with the terms of the Administrative Services Agreement. Any amount due to Voya for the Institutional Plus class shall be paid by Tributary.

2. Apportionment of Tributary Portion Between Tributary and FNA. For so long as Tributary is obligated to pay Voya fees, FNA will reimburse Tributary for one-half of the portion attributable to the FNA Advised Funds.

3. Reference to Agreements. The term of this Agreement and the obligations hereunder shall only continue so long as Tributary is obligated to pay the Fee. In the event the amount of the Fee is modified or the Agreements are otherwise modified, the Parties may mutually agree to correspondingly modify this Agreement.

4. Amendments. This Agreement may be amended by the written agreement of the Parties hereto, including any amendment to the apportionment and reimbursement provisions of Sections 1 and 2; provided, that such amendment shall have no effect on the total Fee owed pursuant to the Services Agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Fee Apportionment Agreement to be executed by their officers designated below as of the day and first year above written.

TRIBUTARY FUNDS, INC.

By:	/s/ Stephen C. Wade
Name:	Stephen Wade
Title:	President

TRIBUTARY CAPITAL MANAGEMENT, LLC

By:	/s/ Mark Wynegar
Name:	Mark Wynegar
Title:	President

FIRST NATIONAL ADVISERS, LLC

By:	/s/ Kurt Spieler
Name:	Kurt Spieler
Title:	Sr Vice President